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                                                                    EXHIBIT 10.5

 SUMMARY OF WAIVER ("WAIVER") DATED AS OF JULY 24, 2003 EXECUTED BY EACH OF MR. MULLIN AND MR. REID AS A RESULT OF DELTA'S CONTRACT WITH THE UNITED STATES OF
AMERICA DATED MAY 6, 2003 (THE "GOVERNMENT CONTRACT") PURSUANT TO THE EMERGENCY
   WARTIME SUPPLEMENTAL APPROPRIATIONS ACT OF 2003 (THE "APPROPRIATIONS ACT")

Pursuant to the Appropriations Act, we entered into the Government Contract, which was filed with our Form 10-Q for the quarter ended March 31, 2003. Under the Government Contract, we agreed to limit the Total Cash Compensation of our Executive Officers (each as defined in the Government Contract) for the 12-month period beginning April 1, 2003.

We subsequently entered into the Waiver with each of Mr. Mullin and Mr. Reid. Under the Waiver, Mr. Mullin and Mr. Reid agreed to waive their right to any compensation that would cause us to violate the Government Contract. As consideration for these agreements, we waived our right, in certain circumstances, to reduce the amount of the performance-based restricted stock award that is payable to them in 2004.

                                     WAIVER

      Waiver (this "WAIVER") dated as of July 24, 2003 by and between Delta Air
Lines, Inc., a Delaware corporation (the "COMPANY"), and         ("EXECUTIVE").

      WHEREAS, pursuant to the Emergency Wartime Supplemental Appropriations Act of 2003, the Company entered into an agreement with the United States of America dated May 6, 2003 (the "GOVERNMENT CONTRACT");

      WHEREAS, pursuant to Paragraph 4.1 of the Government Contract, the Company has agreed to limit the "Total Cash Compensation" of its "Executive Officers" (each as defined in the Government Contract) for a 12-month period beginning April 1, 2003; and

      WHEREAS, the Company and Executive have determined that it is in the best interest of the Company and Executive for Executive to waive certain compensation to which Executive may be otherwise entitled to the extent necessary for the Company to comply with Paragraph 4.1 of the Government Contract;

      NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      Section 1. Waiver of Certain Compensation in Connection With the Government Contract. Notwithstanding anything in any agreement, understanding, plan or program to the contrary, in the event the Personnel & Compensation Committee of the Board of Directors of the Company (the "COMPENSATION COMMITTEE") shall determine in its reasonable discretion that making any payment or providing any benefit to which Executive may be otherwise entitled under any agreement or understanding with the Company or pursuant to any plan or program of the Company (a "PAYMENT") would cause the Company to violate its agreement under Paragraph 4.1 of the Government Contract, Executive hereby agrees that he shall not be entitled to such payment and/or benefit and, instead, the Compensation Committee shall reduce such payment(s) and/or benefit(s) by an amount, determined by the Compensation Committee in its reasonable discretion, such that the Company shall not be in such violation. Further, Executive hereby agrees that in the event the Compensation Committee determines in its reasonable discretion that any payment to Executive (including any reimbursement of expenses) would cause the Company to violate Paragraph 4.1 of the Government Contract (such payment, an "Excess Payment"), upon notification from the Compensation Committee, Executive shall promptly repay such Excess Payment to the Company. In addition, Executive hereby agrees that the Company shall have the right (a) to set-


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off any Excess Amount against any obligation to make a payment or honor a commitment to Executive and (b) to postpone any Payment for a reasonable period of time to enable the Compensation Committee to determine whether such Payment would constitute an Excess Payment.

      Section 2. Waiver of Company's Negative Discretion in Connection with Long-Term Performance Award. In consideration for Executive's waiver of certain rights and privileges as set forth herein, provided that Executive's employment with the Company continues through December 31, 2003, the Company hereby waives the Compensation Committee's right pursuant to Section 6 of Executive's Performance-Based Restricted Stock Agreement dated January 25, 2001 (the "PERFORMANCE AGREEMENT") to reduce the amount of Executive's performance award payable in calendar year 2004 thereunder.

      Section 3. Effectiveness. This Waiver shall be effective as of the date first above written.

      Section 4. Effect of Waiver. Except as waived hereby, all of the provisions of any affected agreement, plan or program, including the Performance Plan, shall remain in full force and effect without modification or waiver.

      Section 5. Entire Agreement. This Waiver constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes any other prior agreement, written or oral, between the parties with respect thereto. This Waiver may only be amended by written instrument signed by both the Company and Executive.

      Section 6. Governing Law. This Waiver shall be governed by and construed in accordance with laws of the State of Georgia without reference to principles of conflict of laws.

      Section 7. Successors. This Waiver shall be binding upon Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      IN WITNESS WHEREOF, the Company and Executive have executed this Waiver.

EXECUTIVE                           DELTA AIR LINES, INC.
/s/                                 By:     /s/ David Goode
-------------------------------             -----------------------------------
                                    Name:   David Goode
                                    Title:  Chairman, Personnel &
                                            Compensation Committee


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